AMENDMENT NO. 5 TO FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 5 TO FUND PARTICIPATION AGREEMENT is effective as of the 1" day of June, 2002, by and among AMERICAN UNITED LIFE INSURANCE COMPANY (the "Company"), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. ("ACVP"), and its investment adviser, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company, ACVP and ACIM are parties to a certain Fund Participation Agreement dated March 1, 1994, as amended August 31, 1994, September 16, 1997, May 1, 1999 and May 1, 2001 (the "Agreement") in connection with the participation by the Funds (as defined in the Agreement) in individual and group annuity contracts to be issued through one or more separate accounts established by the Company under state law;

     WHEREAS, the parties have agreed to revise the reimbursement terms as set forth herein;

     WHEREAS, the parties now desire to modify the Agreement as provided herein:

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Funds Available. The first paragraph of the Agreement is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof

          "American United Life Insurance Company (the "Company"), American Century Variable Portfolios, Inc. ("ACVP") and its investment advisor, American Century Investment Management, Inc. ("ACIM") hereby agree to an arrangement whereby Class I shares of VP Capital Appreciation Fund, VP International Fund, VP Value Fund, VP Balanced Fund, VP Income & Growth Fund, VP Global Growth Fund, VP Vista Fund, VP Growth Fund and VP Ultra Fund (the "Funds") shall be made available to serve as underlying investment media for Individual and Group Annuity Contracts ("Contracts") to be offered to the public by the Company, subject to the following provisions:"

     2. Pricing Errors. The following language is hereby added to the Agreement as Section

3(e):

          " 3(e). In the event adjustments are required to correct any error in the computation of the net asset value of any Fund's shares at the shareholder level as a result of a pricing error that is deemed to be material under the pricing policy of the Fund's Board of Directors or which Distributor


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          otherwise  deems  necessary  to  correct  at  the  shareholder  level;
          Distributor  shall  notify the  Company as soon as  practicable  after
          discovering  the  need  for  those   adjustments  which  result  in  a
          reimbursement to the Company's clients. Notification shall be made by facsimile or by direct or indirect systems access acceptable to the Company.

          "If one or more of the Company's client accounts received amounts from any Fund in excess of the amounts to which it otherwise would have been entitled prior to an adjustment for an error, the Company will use its best efforts to collect such excess amounts from the applicable clients.

          "If an adjustment is to be made in accordance with this paragraph to correct an error which has caused a client account to receive an amount less than that to which it is entitled, the Fund shall use its best efforts to make all necessary adjustments to the number of shares owned in the account and/or distribute to the Company the amount of such underpayment for credit to the clients' subaccounts.

          "For purposes of making adjustments as provided above, the Funds will apply the same standards to all shareholders."

     3. Administrative Services. Section 7(a) is hereby amended by deleting the fourth and fifth sentences in their entirety and inserting in lieu thereof the following:

          "In consideration of the Administrative Services (the "Administrative Services") as set forth on EXHIBIT A attached hereto, and the performance of all other obligations under this Agreement by the Company, ACIM will pay the Company a fee per annum of the total aggregate amount invested in the Funds by the Company in accordance with the provisions as set forth on EXHIBIT B, attached hereto."

     4. Ratification. In the event of a conflict between the terms of this Amendment No. 5 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 5 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 5, the parties hereby confirm and ratify the Agreement.

     5. Counterparts. This Amendment No. 5 may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.


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     6. Full Force and Effect.  Except as supplemented,  amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 5 as of the date first above written.

AMERICAN UNITED LIFE                           AMERICAN CENTURY INVESTMENT
INSURANCE COMPANY                              MANAGEMENT, INC.

By:  /s/ Michael R. Grimme                     By:  /s/  William M. Lyons
Name: Michael R. Grimme                        Name: Wililam M. Lyons
Title: V.P. Marketing                          Title:  President

                                             AMERICAN CENTURY VARIABLE
                                                PORTFOLIOS, 1NC.

                                              By:
                                              Name:
                                              Title:


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                                    EXHIBIT A

                             ADMINISTRATIVE SERVICES

     Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

     1. Maintain separate records for each Contract owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Contract owners.

     2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

     3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

     4. Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth in Section 3 to the Agreement.

     5. Distribute to the Contract owners copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

     6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.


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J

                                    EXHIBIT B

                                 APPLICABLE FEES

No fee shall be paid on any Funds with an expense ratio at or below 45 basis points. A fee of 5 basis points shall be paid on any Funds with an expense ratio between 46 basis points and 55 basis points. A fee of 25 basis points shall be paid on any Funds with an expense ratio between 56 basis points and 74 basis points. A fee in accordance with the schedule below shall be paid on any Funds with an expense ratio greater than or equal to 75 basis points.

The expense ratio of each Fund is set forth in each Fund's then-current prospectus.

                 Assets(l)                                    Fee

      Assets between $0 - $500 million                  25.0 basis points
      Assets > $500 million                             30.0 basis points


(1) I The total asset level shall include only those Funds tha (1) meet the requirements for reimbursement in accordance with the applicable fees as set forth above. The total asset level shall be determined by aggregating the assets invested in Class I VP shares of the Funds by the Company with the assets invested in the Investor Class shares of the Funds by the Company under the Agreement dated 3/1/94, as amended.